Exhibit 3.32

VEDTEKTER

FOR

HELI-ONE (EUROPE) AS

(Endret 8. September 2008)

§1

Selskapets navn er Heli-One (Europe) AS.

§2

Selskapets forretningskontor er i Sola kommune.

§3

Selskapets virksomhet skal vaere å drive luftfartsvirksomhet og virksomhet i sammenheng med dette.

§4

Selskapets aksjekapital er NOK 223.500.000 fordelt på 22.350.000 aksjer, hver pålydende NOK 10.

§5

Selskapets styre skal ha fra tre til åtte styremedlemmer. Selskapets firma tegnes av styremedlemmene hver for seg.

§6

Den ordinære generalforsamling avholdes hvert år innen utgangen av oktober måned.

Det påligger den ordinære generalforsamling

(a)	Godkjennelse av årsregnskapet og årsberetning, herunder utdeling av utbytte

(b)	Andre saker som i henhold til loven eller vedtektene hØrer under generalforsamlingen

§7

Overdragelse av aksjer i selskapet krever ikke samtykke fra styret. Overdragelse av aksjer i selskapet utløser ikke forkjøpsrett for øvrige aksjeeiere i selskapet.

ARTICLES OF ASSOCIATION

Heli-One (Europe) AS

(Latest change 8. September 2008 – change of § 7)

§ 1

The Company’s name is Heli-One (Europe) AS

§ 2

The Company’s registered office is at Sola.

§ 3

The objectives of the Company are to own and lease aircraft as well as provide transportation services with helicopters and airplanes and related activities

§ 4

The share capital of the Company is NOK 223.500.000 divided into 22 350 000 ordinary shares each totalling NOK 10,- fully paid and issued in the name of the shareholders.

§ 5

The board of the Company shall consist of three to eight board members. Each Board member exercise power of signature for the Company.

§ 6

The Annual General Meeting is held annually, not later than the end of the month of October:

The Annual General Meeting shall consider the following matters:

a)	the approval of the income statement and balance sheet.

b)	any other matters that have been included in the notice for the General meeting, or which according to Norwegian Law and these Articles of Association must be approved at General Meetings.

§ 7

Transfer of shares in the company is not subject to the board of directors’ consent. Transfer of shares in the company does not trigger a pre-emption right for the other shareholders of the company.